Exhibit 4.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is made as of March 5, 2024, by and among SOLOWIN HOLDINGS, a Cayman Islands exempted holding company (the “Buyer”), Cambria Asset Management, Inc., a Nevada corporation (the “Seller”) and Cambria Capital, LLC, a Utah limited liability company (the “Company”). The Buyer, the Seller and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company is a broker-dealer registered with the Securities and Exchange Commission (the “SEC”) and a member of the Financial Industry Regulatory Authority (the “FINRA”);

WHEREAS, the Seller is the managing member and sole owner of the Company and as such the Seller owns 100% of the membership interests of the Company (the “Company Membership Interests”); and

WHEREAS, the Seller wishes to sell, and the Buyer wishes to purchase all of the Seller’s right, title, and interest in and to the Company Membership Interests, free and clear of all Encumbrances, in two phases pursuant to the terms and conditions set forth below (each phase, a “Transaction”, and together, the “Transactions”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.
DEFINITIONS

1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Affiliate” or “Affiliates” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York or the Hong Kong Special Administrative Region of the People’s Republic of China are authorized or required by law or other governmental action to close.

“CMA” shall mean the Continuing Membership Application filed with FINRA in accordance with Rule 1017of FINRA.

“Encumbrances” means any mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, imperfections in title, title defects, rights of possession, rights of first refusal, preemptive rights, rights-of-way, exceptions, limitations, charges or encumbrances of any nature (including any restrictions on the voting of any security, any restrictions on the transfer of any security or other asset, any restrictions on the receipt of any income derived from any asset, any restrictions on the use of any asset and any restrictions on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Indebtedness” means (i) all past payables, bills, accrued liabilities, litigation, Liens, judgments, complaints, regulatory obligations, and/or any and all past obligations (ii) any liabilities for borrowed money or amounts obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of the Company; and (iv) the present value of any lease payments due under leases.

“Key Individuals” means the individuals listed in Annex A hereto.

“Knowledge” means, when used with respect to the Company or the Seller, the actual knowledge of any manager, managing member or officer of the Company or the Seller, respectively, after due inquiry.

“Losses” means all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including interest, penalties, court costs and reasonable legal and accounting fees and expenses), including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments.

“Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company, or (iii) an adverse impairment to a Party’s ability to perform on a timely basis its obligations under any Transaction Document.

“Utah Courts” means the state and federal courts sitting in the City of Salt Lake City, Utah.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and by-laws, and with respect to any other type of entity, its organizational documents including limited liability company operating agreements and partnership agreements.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority (or an agency or subdivision thereof) or other entity of any kind.

“Post-Closing Tax Period” means any taxable period beginning after the Second Closing Date and, with respect to any taxable period beginning before and ending after the Second Closing Date, the portion of such taxable period beginning after the Second Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Second Closing Date and, with respect to any taxable period beginning before and ending after the Second Closing Date, the portion of such taxable period ending on and including the Second Closing Date.

“Proceeding” means any judicial, administrative or arbitral action, suit or proceeding, claim, arbitration, mediation, audit, investigation or litigation, whether civil or criminal, at law or in equity, public or private, in each case, brought by or before a Governmental Authority, arbitrator, mediator or arbitral or similar panel.

“Representative” means, with respect to any Person, any and all directors, managers, managing members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restrictive Covenant” means any restrictive covenant obligation, including without limitation, any non-compete, most favored nations, exclusivity, right of first refusal or first negotiation, non-solicit, non-interference, non-disparagement or confidentiality obligation).

“Rule 1017” shall mean the FINRA rule entitled Application For Approval Of Change In Ownership, Control, Or Business Operations requiring a member firm submit an application for approval when a change in ownership, control or a material change in business operations is anticipated.

“Rule 1017 Application” shall mean the CMA application filing required by FINRA Rule 1017.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any “significant subsidiary” as defined in Rule 1-02(w) of the Regulation S-X promulgated by the SEC under the Exchange Act.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means all returns, certifications, forms and reports required to be supplied to a taxing authority relating to Taxes.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions contemplated hereunder.

“Transaction Expenses” means all fees and expenses incurred by the Company or the Seller at or prior to the applicable Closing in connection with the preparation, negotiation and execution of the Transaction Documents, and the performance and consummation of the Transactions contemplated hereby and thereby.

“Transition Services Agreement” means that certain transition services agreement, in form and substance satisfactory to both the Buyer and the Seller, to be entered into between the Company and each Key Individual at or prior to the Second Closing, pursuant to which each Key Individual will continue to provide the same services that he or she has provided to the Company prior to the Second Closing or other services that the Company may reasonably request for at least six(6) months following the Second Closing Date.

ARTICLE 2.
PURCHASE AND SALE OF COMPANY MEMBERSHIP INTERESTS

2.1. Purchase Price. The aggregate purchase price is $700,000 (the “Purchase Price”) which shall be payable in consideration for the purchase of 100% of the Company Membership Interests from the Seller, with such Purchase Price structured in two phases as follows: (i) the initial purchase of 24.9% of the Company Membership Interests (the “Initial Closing Membership Interests”) for Two Hundred Thousand Dollars ($200,000) (the “Initial Closing Purchase Price”) and thereafter, (ii) the subsequent purchase of 75.1% of the Company Membership Interests (the “Second Closing Membership Interests”) for Five Hundred Thousand ($500,000) (“Second Closing Purchase Price”), each subject to the conditions below.

2.2. Initial Closing. Subject to the satisfaction or waiver of the conditions precedent set forth in Article 5, at the first closing (the “Initial Closing”) of the Transactions, the Buyer shall pay to the Seller the Initial Closing Purchase Price, and the Seller shall deliver to the Buyer the Initial Closing Membership Interests.

2.3. Second Closing. Subject to the satisfaction or waiver of the conditions precedent set forth in Article 5, the Buyer shall have the right, but not the obligation to require the Seller and the Company to consummate the second closing (the “Second Closing,” and, together with the Initial Closing, each a “Closing”) of the Transactions, in which the Buyer shall pay to the Seller the Second Closing Purchase Price, and the Seller shall deliver to the Buyer the Second Closing Membership Interests.

2.4. Closing and Place. On the terms and conditions of this Agreement, the Initial Closing shall occur on the date hereof or such other date mutually agreed to by the Parties (the “Initial Closing Date”) on which the applicable conditions precedent set forth in Article 5 are satisfied or waived by the applicable Party. The Second Closing shall occur within five (5) Business Days or on such other date mutually agreed to by the Parties on which the appliable conditions precedent set forth in Article 5 are satisfied or waived by the applicable Party (the “Second Closing Date,” and, together with the Initial Closing Date, each a “Closing Date”). Each Closing shall occur at 10:00 am New York City time on such applicable Closing Date via the remote electronic exchange of documents and signatures, or at such other time and place as the Parties hereto may mutually agree upon.

2.5. Initial Closing Delivery.

(a) At or prior to the Initial Closing, the Buyer shall deliver or cause to be delivered to the Seller the following (the “Buyer’s Initial Closing Deliverables”):

(i) the Initial Closing Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Seller;

(ii) this Agreement duly signed by the Buyer;

(iii) a certificate of the Buyer, dated as of the Initial Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Buyer, that each of the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) has been satisfied; and

(iv) such other documents or instruments as the Seller or the Company reasonably requests and are reasonably necessary to consummate the Transactions.

(b) At or prior to the Initial Closing, the Seller and the Company shall deliver or cause to be delivered to the Buyer the following (collectively, the “Seller’s Initial Closing Deliverables”):

(i) an assignment of the Initial Closing Membership Interests to the Buyer in form and substance satisfactory to the Buyer, duly executed by the Seller. The Seller and the Company shall immediately after such transfer cancel the Seller’s transferred Initial Closing Membership Interests on the books of the Company and duly reflect the Buyer’s ownership of the Initial Closing Membership Interests on the Organizational Documents;

(ii) this Agreement duly signed by the Seller and the Company;

(iii) a certificate of the Company, dated as of the Initial Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, that each of the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) has been satisfied;

(iv) a certificate of the Company signed by the Chief Executive Officer of the Company, dated as of the Initial Closing Date, certifying: (A) that the Company’s Organizational Documents attached to such certificate is true and complete, has not been modified and is in full force and effect; (B) that the resolutions adopted by the managers/managing members of the Seller authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions attached to such certificate are in full force and effect and have not been modified; and (C) the good standing of the Company. The documents referred to in such certificate shall be attached to such certificate. The good standing certificate for the Company shall be issued by the Secretary of State of the State of Utah with the issuance date no earlier than five (5) Business Days prior to the Initial Closing Date; and

(v) such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

2.6. Second Closing Delivery.

(a) At the Second Closing, the Buyer shall deliver or cause to be delivered to the Seller the following (the “Buyer’s Second Closing Deliverables”):

(i) the Second Closing Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Seller;

(ii) a certificate of the Buyer, dated as of the Second Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Buyer, that each of the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(c) has been satisfied; and

(iii) such other documents or instruments as the Seller or the Company reasonably requests and are reasonably necessary to consummate the Transactions.

(b) At the Second Closing, the Seller and the Company shall deliver or cause to be delivered to the Buyer the following (the “Seller’s Second Closing Deliverables”):

(i) an assignment of the Second Closing Membership Interests to the Buyer in form and substance satisfactory to the Buyer, duly executed by the Seller. The Seller and the Company shall immediately after such transfer cancel the Seller’s transferred Second Closing Membership Interests on the books of the Company and duly reflect the Buyer’s ownership of the Second Closing Membership Interests on the Organizational Documents;

(ii) the Transition Services Agreements duly executed by the Company and each Key Individual, which shall be in full force and effect in accordance with the terms thereof as of the Second Closing;

(iii) a certificate of the Company, dated as of the Second Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, that each of the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) has been satisfied;

(iv) a certificate of the Company signed by the Chief Executive Officer of the Company, dated as of the Second Closing Date, certifying: (A) that the Company’s Organizational Documents attached to such certificate is true and complete, has not been modified and is in full force and effect; (B) that the resolutions adopted by the managers/managing members of the Seller authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions attached to such certificate are in full force and effect and have not been modified; and (C) the good standing of the Company. The documents referred to in such certificate shall be attached to such certificate. The good standing certificate for the Company shall be issued by the Secretary of State of the State of Utah with the issuance date no earlier than five (5) Business Days prior to the Second Closing Date; and

(v) such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Company. Except as set forth on the Company’s Disclosure Schedules attached as Exhibit A, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company represents and warrants to the Buyer, as of the date hereof and as of the applicable Closing Date (or as of such other date as may be expressly provided in any representation and warranty) as follows:

(a) No Subsidiaries. The Company does not own, or have any capital stock or other equity, ownership or profit-sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

(b) Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Utah. The Company has all requisite limited liability company power and authority and is duly licensed or qualified to own and operate its properties and assets and to carry on its business as now being conducted or as conducted in the past. The Company is duly qualified to conduct its business, and is in good standing as a foreign entity in each state or other jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is not in violation or default of any of the provisions of its Organizational Documents. The Company has furnished to the Buyer a complete and correct copy of the Organizational Documents. All such Organizational Documents are in full force and effect and no other organizational documents are appliable to, or binding upon, the Company. The Company has made available to the Buyer complete and correct copies of the minutes of the meetings or written consents of the shareholders, members, partners (or other equity holders) and the board of directors (or similar bodies) and any committee thereof of the Company.

(c) Authorization; Enforcement. The Company has the requisite power and authority to enter into and to consummate the Transactions and otherwise to carry out its obligations under each Transaction Document. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the Transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company or the Company’s members in connection herewith and therewith other than in connection with the required approvals as set forth in this Agreement. Each Transaction Document to which it is a Party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the Transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation or breach of any provision of the Company’s Organizational Documents; (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Company, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, approval, license, Permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or instrumentality, domestic or foreign consent, or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents or the consummation of the Transactions contemplated hereby and thereby, other than (i) the filings required pursuant to the SEC or rules of FINRA including FINRA Rule 1017, (ii) such filings as are required to be made under applicable state securities laws and (iii) those that have been made or obtained prior to the date of this Agreement.

(f) Capitalization. The Company Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. All such Company Membership Interests are owned of record and beneficially by the Seller, and all such Company Membership Interests have been duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any contract to which the Company is bound. The Company Membership Interests are not currently certificated. Except for the Company Membership Interests, the Company does not have any outstanding, authorized or issued membership interests, equity securities or ownership interests (including phantom interests) or other securities exercisable or exchangeable for or convertible into equity interests in the Company. There are no outstanding obligations, warrants, options or other rights to subscribe for or purchase from the Company, or other contracts or commitments providing for the issuance of or granting any Person the right to acquire or vote, membership interests or other equity interests in, or securities of, the Company, or any securities or other instruments convertible into or exchangeable or exercisable for any membership interests or other equity interests in, or securities of, the Company. The Transactions as contemplated by the Transactional Documents are not subject to and the consummation of the Transactions will not trigger or give rise to any preemptive right, right of first refusal, right of participation or other similar right or restriction. There are no accrued and unpaid distribution on or in respect of any issued and outstanding Company Membership Interests.

(g) Financial Statements; Books and Records. The Company has provided to the Buyer correct and complete copies of (i) the audited statement of financial condition, statement of operations, statement of changes in member’s equity and statement of cash flows and notes to such financial statements as of and for the fiscal years ended December 31, 2022 and 2021 (collectively, the “Audited Financial Statements”) filed with the SEC on Form X-17A-5 and (ii) the unaudited statement of financial condition, statement of operations, statement of changes in member’s equity and statement of cash flows and notes to such financial statements as of and for the fiscal year ended December 31, 2023 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and on that basis fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring year end audit adjustments that are not material and the absence of footnote disclosures and other presentation items) the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated. The books of account and other similar financial books and records of the Company have been maintained, in all material respects, in accordance with good business practice in the industry in which they operate, are complete and correct in all material respects and there have been no material transactions that are required by either applicable regulatory requirements or by good business practice in the industry in which they operate to be set forth therein and which have not been so set forth. Such books and records, among others, set forth the name of each bank or brokerage firm with which the Company has an account or safe deposit box, vault, lockbox or other arrangement, the account number and description of each account at each bank or brokerage firm and the names of all Persons authorized to draw thereon or to have access thereto; and the names of all Persons, if any, holding Tax or other powers of attorney from the Company other than in the ordinary course of business. Correct and complete copies of all such books and records have been made available to the Buyer.

(h) Proceedings. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company that would, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, settlement agreements or orders of any Governmental Authority to which the Company is subject or to which any of its properties or assets is bound that permanently or temporarily enjoin the Company from acting as a broker or dealer in securities or that would reasonably be expected to have a Material Adverse Effect.

(i) No Violation. The Company (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any Governmental Authority, and (iii) is not nor has been in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws relating to Taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(j) Regulatory Permits. The Company possess all Permits to operate its properties and assets and conduct its businesses as presently conducted, except where the failure to possess such Permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. All Permits are in full force and effect. There has occurred no material breach of or default (with or without notice or lapse of time or both) under any Permit and the Company has not received any notice, and there has been no action, suit or proceeding filed, commenced or, to the Knowledge of the Company, threatened alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any Permit or to impose any fine, penalty or other sanctions. The Company has filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of their Permits in full force and effect, except in each case for any Permits the failure of which to be in full force and effect, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect. The Company is not subject to registration with the SEC under the Investment Company Act of 1940, as amended.

(k) Title to Properties. The Company has good and marketable title in all personal property owned by it that is material to the current business of the Company, in each case free and clear of all Encumbrances. The Company does not own or lease any real property.

(l) Intellectual Property. The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, corporate names, domain names, logos, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or material for use in connection with its business and which the failure to so have could have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). The Company has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated, or been abandoned, or is expected to expire or terminate or be abandoned. The Company has not received, a written notice of a claim or otherwise has any Knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The consummation of the Transactions contemplated by the Transaction Documents does not and will not conflict with, alter or impair the Company’s rights, title and interests in and to the Intellectual Property Rights.

(m) Contracts. Schedule 3.1(m) of the Disclosure Schedules sets forth list of every material contract to which the Company is a party (the “Material Contracts”). Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Company and each other party thereto in accordance with its terms. The Company has duly performed all of its obligations under each Material Contract to the extent that such obligations have accrued. There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) on the part of the Company or, to the Company’s Knowledge, any other party thereto under any Material Contract. Each Material Contract has been performed by the Company in accordance with its terms and applicable law in all material respects. The Company has not received any written notice during the last twelve months of the intention of any party to terminate any Material Contract. Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been provided to the Buyer.

(n) Absence of Changes or Events. Since the date of the latest balance sheet included in the Financial Statements (the “Latest Balance Sheet”), the business of the Company has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect the Company, any: (i) event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) amendment of the Organizational Documents of the Company, (iii) split, combination or reclassification of any Company Membership Interests, (iv) issuance, sale or other disposition of, or creation of any Encumbrance on, any company Membership Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Company Membership Interests, (v) declaration or payment of any distributions on or in respect of any Company Membership Interests or redemption, purchase or acquisition of any of the outstanding Company Membership Interests, (vi) entry into any contract that would constitute a Material Contract, (vii) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements, (viii) incurrence or assumption of any material liabilities (direct, indirect, contingent, or otherwise) other than those incurred in the ordinary course of business consistent with past practice, (ix) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managing member, officers and employees, or (x) contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(o) Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (the “Liabilities”), except (a) those that are adequately reflected or reserved against in the Latest Balance Sheet, and (b) those that have been incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet and individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.

(p) Insurance. Schedule 3.1(p) of the Disclosure Schedules lists each material insurance policy maintained by the Company (including any policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage). The Company is not in default with respect to its obligations thereunder and each such insurance policy is enforceable and in full force and effect. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q) Employment Matters and Labor Relations. There are no employment, consulting, severance or indemnification arrangements, arrangements which contain change of control provisions, agreements, or understandings between the Company and any officer, director, manager, consultant, or employee. Schedule 3.1(q) of the Disclosure Schedules contains the names, job descriptions, and annual salary rates and other compensation of all officers, directors, employees and consultants of the Company as well as securities or insurance licenses that each such Person holds. The Company has complied with all applicable employment laws, including payroll and related obligations, benefits, and social security, and does not have any obligation in respect of any amount due to employees of the Company or Governmental Authorities, other than normal salary, other fringe benefits and contributions accrued but not payable on the date hereof. The Company is not a party to, or bound by, any collective bargaining agreement, labor agreement or other contract applicable to employees with any labor union, labor organization, works council or similar employee representative. No employees are represented by any labor union, labor organization works council or similar employee representative with respect to their employment with the Company. No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. To the Knowledge of the Company, no current or former employee with the title of Director or above of the Company is in any respect in violation of any material term of any Restrictive Covenant.

(r) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(s) Tax Status. the Company has at all times since its formation been an entity disregarded as separate from the Seller for U.S. federal income tax purposes and all Taxes affected by that entity classification, and the Company, or the Seller on behalf of the Company has paid all Taxes and filed all Tax Returns consistent with the classification of the Company as a disregarded entity. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Company, or the Seller on behalf of the Company, has filed or caused to be filed, or will file or cause to be filed, on or prior to the Closing Date, all Tax Returns required to be filed with respect to the Company; (ii) all Taxes, whether or not shown as due on such Tax Returns, have been timely paid or provided for on the Company’s books, and all such Tax Returns are true and complete in all material respects; (iii) there are no pending or, to the Knowledge of the Sell or the the Company, threatened actions or proceedings for the assessment or collection of any Taxes against the Seller or the Company; and (iv) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing, the Company has made due and sufficient accruals in accordance with GAAP. The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable law. No taxing authority is now asserting or, to the Knowledge of the Seller or the Company, threatening to assert against the Company any deficiency or claim for additional Taxes. The Financial Statements reflect, in accordance with GAAP, an adequate reserve for all taxes payable by or with respect to the Company for all taxable periods (and portions thereof) through the date of such statements. Schedule 3.1(s) of the Disclosure Schedule sets forth each jurisdiction in which each the Company has nexus and is required to file a state or local Tax Return.

(t) Affiliate Transactions. Except for employment relationships and compensation, benefits and travel advances, or the Organizational Documents, no present or former equityholder, Affiliate, officer, member, or managing member of the Company, nor any immediate family member of any such Person, is a party to any agreement with ongoing obligations with or binding upon the Company or any of its properties or assets or has any interest in any property owned or leased by the Company or has engaged in any transaction with any of the foregoing within the twelve (12) months preceding the date hereof.

(u) Certain Fees. No brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions contemplated by the Transactional Documents.

(v) No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Company Membership Interests by any form of general solicitation or general advertising.

(w)   Disclosure. No representation or warranty contained in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made. The Company represents and warrants that no information contained in the Disclosure Schedules furnished to the Buyer by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made.

(x) Certain Brokerage Matters

(i) The Company is, and at all times since commencing brokerage activities has been, duly registered, licensed or qualified as a broker-dealer under the Exchange Act and in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, and is, and at all times has been, in compliance in all material respects with all applicable laws requiring any such registration, licensing or qualification and is not subject to any material liability or material impediment to the conduct of its business by reason of the failure to be so registered, licensed or qualified. Schedule 3.1(x)(i) of the Disclosure Schedules sets forth the jurisdictions in which the Company is registered as a securities broker or dealer. All of the Company’s employees who are required to be licensed or registered to conduct the business of the Company are duly licensed or registered in each state and with each Governmental Authority in which or with which such licensing or registration is so required.

(ii) The Company has timely filed or submitted all material applications, registrations, declarations, reports, notices, forms and other filings required to be filed with or submitted to the SEC, FINRA, or any other Governmental Authority with jurisdiction over it, and all material amendments or supplements to any of the foregoing (the “BD Filings”), and has paid all fees and assessments due and payable in connection with the BD Filings and the Company does not owe any material amount of fees or assessments to any Governmental Authority for which bills have been received or are expected to be received in the next six (6) months by it. When filed, each of the BD Filings complied, in all material respects, with all applicable legal requirements, and none of the BD Filings, as of their respective dates, contained any untrue statement of a material fact or omitted to state a fact required to be stated therein or necessary (in light of the applicable circumstances) in order to make the statements therein not misleading. No amendment or supplement to any of the BD Filings is required other than amendments or supplements that have been filed. The Company has delivered or made available to the Buyer a copy of the currently effective Form BD, Uniform Application for Broker-Dealer Registration, dated March 6, 2023, as filed by the Company with the SEC. The information contained in such form was complete and accurate in all material respects as of the time of filing thereof.

(iii) The Company has been and is in compliance with the applicable net capital provisions of the Exchange Act and the applicable rules of all Governmental Authority including, without limitation, all applicable regulatory net capital requirements (including any applicable “early warning” and “expansion-contraction” capital requirements). The Company is in compliance in all material respects with all applicable regulatory requirements for the protection of customer or client funds and securities. The Company has not made any withdrawals from any reserve bank account it is required to maintain pursuant to Rule 15c3-3(e) under the Exchange Act, except as permitted by Rule 15c3-3(g) under the Exchange Act.

(iv) The Company is a member in good standing with FINRA and, except as set forth in Schedule 3.1(x)(iv) of the Disclosure Schedules, there has not been, since January 1, 2019, nor is there currently pending or, to the Company’s Knowledge, threatened in writing, any disciplinary proceeding undertaken by FINRA concerning the Company or, to the Company’s Knowledge, any of its officers, directors, partners, employees, registered principals or registered representatives. Except for routine examinations by any Governmental Authority charged with the supervision or regulation of securities brokers or FINRA members and except as set forth in Schedule 3.1(x)(iv) of the Disclosure Schedules, to the Company’s Knowledge, no investigation by any Governmental Authority with respect to the Company or such associated persons is pending or threatened in writing. There is no material unresolved violation by the Company with respect to any report, registration or other statement filed by, or relating to any examinations by any such Governmental Authority of, the Company.

(v) The Company is duly registered with the Security Investors Protection Corporation (“SIPC”) and has paid or has made adequate provision for the payment of all SIPC assessments as of and through December 31, 2023.

(vi) The Company has established and maintained a system to supervise the activities of its “associated persons”, as defined in Article I, section (rr), of FINRA’s By-laws, that is reasonably designed to achieve compliance, in all material respects, with the applicable legal requirements.

(vii) Neither the Company nor any of its associated persons as defined above is subject to any of the events set forth in FINRA Rule 1014(a)(3)(A) and (C) through (E). Neither the Company nor any such associated person who would also be deemed to be an “associated person of a broker or dealer”, as defined in Section 3(a)(18) of the Exchange Act, is subject to any event described in Sections 15(b)(4) or 15(b)(6) of the Exchange Act or is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, including with respect to a statutory disqualification any person who would solely be an “associated person”, as defined in the FINRA By-laws. In addition, neither the Company nor any of the foregoing persons is subject to a comparable event or disqualification under any applicable state’s Blue Sky or securities laws.

(viii) The Company currently has in effect a blanket broker-dealer fidelity bond.

(ix) The books and records of the Company that are required to be made and kept pursuant to Rules 17a-3 and 17a-4 under the Exchange Act and the rules of FINRA are complete and correct in all material respects.

(x) All swap, forward future, option, or any similar agreements or arrangements executed or arranged by the Company were entered into (i) in accordance with all applicable laws and regulatory policies and (ii) with counter-parties believed by the Company at the time to be financially responsible; and each of them constitutes the valid and legally binding obligation of the Company and, to the Knowledge of the Company, such counter-parties, enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, such counter-parties, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law). Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(xi) The Company has made available to the Buyer a list of all material customer complaints which have been made from January 1, 2020 to the date hereof against the Company, or any officers, directors, partners, employees, principals or investment advisors or registered representatives of the Company, all of which are set forth in Schedule 3.1(x)(xi) of the Disclosure Schedules. As of the date of this Agreement, no material customer complaints are pending, nor to the Company’s Knowledge, threatened.

(xii) Except as set forth in Schedule 3.1(x)(xii) of the Disclosure Schedules, the Company has not been, nor has, to the Knowledge of the Company, any Affiliate, director, officer, employee or registered representative thereof been, in connection with the performance of his or her duties or services, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, or has been ordered to pay any civil penalty by, or (v) a recipient of any supervisory letter from, any Governmental Authority, or has adopted any board or member resolutions at the request or suggestion of, any Governmental Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its trading privileges or its business.

(y) Certain Investment Advisers Matters

(i) A copy of each of Part 1 and Part 2A of Form ADV of the Company on file with the SEC as of the date of this Agreement (the “Form ADVs”), have been made available to the Buyer. The Form ADVs comply in all material respects with the applicable requirements of the Investment Advisers Act of 1940, as amended (the “Investment Adviser Act”).

(ii) The Company (i) is, and at all times since it commenced investment advisory activities has been, duly registered as an “investment adviser” under the Investment Advisers Act and the Company has made state notice filings in each state where the conduct of its investment advisory activities requires such filings, except for any failure to be registered or to have made any filing would not have a Material Adverse Effect and (ii) is, and at all times has been, in material compliance with all applicable laws requiring any such registration or filing and is not subject to any material liability or disability by reason of the failure to be so registered or to have made such filings. No Affiliate, director, officer, employee or registered representative of the Company thereof is, to the Knowledge of the Company, in connection with the performance of his or her duties on behalf of the Company, subject to any material liability or disability by reason of his or her failure to register. Schedule 3.1(y)(ii) of the Disclosure Schedules sets forth the jurisdictions in which the Company is registered as an investment adviser.

(iii) The Company has adopted written policies and procedures pursuant to Rule 206(4)-7 under the Investment Advisers Act that are reasonably designed to prevent violations of the Investment Advisers Act. The Company has adopted a written code of ethics pursuant to and in accordance with Rule 204A-1 under the Investment Advisers Act. Material exceptions to and material violations of such policies and procedures and code of ethics occurring since January 1, 2019 are set forth in Schedule 3.1(y)(iii) of the Disclosure Schedules. Complete and correct copies of each of the policies and procedures and code of ethics have been made available to the Buyer in the form in effect on the date of this Agreement.

(iv) Neither the Company nor, to the Knowledge of the Company, any other Person “associated” (as defined in Section 202(a)(17) of the Investment Advisers Act) with the Company has been convicted of any crime or subject to disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an “investment adviser” (as defined under the Investment Advisers Act) or as an associated person of an investment adviser; nor, to the Knowledge of the Company, is there a current investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in any such denial, suspension, revocation, or limitation. The facts and circumstances surrounding such disqualification (if any) have been disclosed on the Form ADVs.

(v) The Company has at all times been in compliance with the terms of each Advisory Contract and no event has occurred or condition exists that constitutes, or with notice or the passage of time will constitute, an event of default, except as would not have a Material Adverse Effect on the Company. Each Advisory Contract complies with the restrictions set forth in Section 205 of the Investment Advisers Act. “Advisory Contract” means any investment advisory, sub-advisory, investment management, trust or similar agreement with any client to which the Company is a party and acts as an investment adviser (whether as manager, subadvisor, sub-manager or in another similar capacity).

(vi) The Company has not deviated from the standard forms of Advisory Contracts and addenda thereto used in the business of the Company, except for changes relating to compensation or changes that are not materially adverse to the interests of such investment adviser. The Company has provided the Buyer with complete and correct copies of the standard forms of Advisory Contracts and addenda thereto used in the business of the Company.

(vii) The Company has maintained and preserved books and records that comply with Section 204 of the Investment Advisers Act and the rules promulgated thereunder and has disseminated no advertising material in contravention of Rule 206(4)-1 under the Investment Advisers Act.

(viii) The Company has not, nor has, to the Knowledge of the Company, any Affiliate, officer, director, employee, agent or independent contractor thereof, been disciplined in any manner by any Governmental Authority for activity related to its investment advisory activities.

(z) Certain Insurance Matters

(i) While the Company currently is not actively engaged in the insurance business, the Company (A) is, and at all times since commencing its insurance business has been, duly registered, licensed or qualified as an insurance entity in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and (B) is, and at all times has been, in compliance in all material respects with all applicable laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified. Schedule 3.1(z)(i) of the Disclosure Schedules sets forth each state in which the Company is an admitted or non-admitted insurance agent; and for each state in which it is non-admitted, but is required to be admitted, whether it has been approved or disapproved.

(ii) Each of the Company’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority to conduct the insurance business of the Company is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with the Company, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as the failure to be so registered, licensed or qualified would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(iii) The Company has made available to the Buyer a list of all material customer complaints, which have been made from January 1, 2019 to the date hereof against the Company or any of its insurance representatives and which are set forth in Schedule 3.1(z)(iii) of the Disclosure Schedules. Except as set forth in Schedule 3.1(z)(iii) of the Disclosure Schedules, as of the date of this Agreement, no material customer complaints are pending, or to the Company’s Knowledge, threatened.

(iv) The Company has, to the extent applicable, complied with FINRA Rules 2320 and 2330 governing the activities of members with regard to the offer and sale of variable contracts and has maintained appropriate compensation records in accordance therewith.

(v) The Company has, to the extent applicable, substantially followed the guidelines set forth in FINRA Rule 2210 as it applies to its communications to the public about variable annuities, whether those communications be individualized letters, presentations, sales literature or advertisements.

(vi) The Company has not, nor has, to the Knowledge of the Company, any Affiliate, officer, director, employee, agent or independent contractor thereof, been disciplined in any manner by any Governmental Authority for activity related to its insurance business.

The Buyer acknowledges and agrees that the Company has not made nor makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.1.

3.2. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer, as of the date hereof and as of the Closing Date (or as of such other date as may be expressly provided in any representation and warranty) as follows:

(a) Organization; Authority. The Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted. It has the requisite power and authority to enter into and to consummate the Transactions contemplated by the Transaction Documents. The execution, delivery and performance by the Seller of the Transactions contemplated by this Agreement has been duly authorized by all necessary action of the Seller. This Agreement has been duly executed by the Seller, and when delivered by the Seller in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b) Consents. The Seller is not required to obtain any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or instrumentality, domestic or foreign consent, or other Person in connection with the execution, delivery and performance by the Seller of the Transaction Documents or the consummation of the Transactions contemplated hereby and thereby, other than (i) the Company’s filings required pursuant to SEC or FINRA Rules including FINRA Rule 1017, (ii) such Company filings as are required to be made under applicable state securities laws and (iii) those that have been made or obtained prior to the date of this Agreement.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Seller and the consummation by the Seller of the Transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation or breach of any provision of the Seller’s Organizational Documents; (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement, credit facility, debt or other instrument (evidencing a Seller debt or otherwise) or other understanding to which the Seller is a party or by which the Seller is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Seller; (iii) result in the creation or imposition of an Encumbrance on any of the material properties or assets of the Seller or (iv) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Authority to which the Seller is subject (including federal and state securities laws and regulations), or by which any property or asset of the Seller is bound or affected; except in the case of each of clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(d) Title to Company Membership Interests; No Encumbrances. The Seller is the owner of 100% of the Company Membership Interests (and there are no other outstanding equity interests of the Company), and the Seller has good, valid, and marketable title to its Company Membership Interests, free and clear of all Encumbrances. No person has any right or other claim against the Seller for any commission, fee or other compensation as a finder or broker in connection with the Transactions contemplated by this Agreement. Upon delivery of the Seller’s Initial Closing Membership Interests to the Buyer at the Initial Closing, the Buyer will acquire the Seller’s Initial Closing Membership Interests free and clear of any Encumbrances, other than restrictions on transfer that may be imposed by applicable securities laws. Upon delivery of the Seller’s Second Closing Membership Interests to the Buyer at the Second Closing, the Buyer will acquire the Seller’s Second Closing Membership Interests free and clear of any Encumbrances, other than restrictions on transfer that may be imposed by applicable securities laws.

(e) Litigation. There are no Proceedings pending, or, to the Seller’s Knowledge, threatened against the Seller, any of its members, officers or directors by or before any Governmental Authority which have had, or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller. The Seller is not subject to any judgments, decrees, injunctions, or orders of any Governmental Authority which have had, or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Seller.

(f) Brokers, Finders. There is no investment banker, broker, finder or similar intermediary that has been retained by, or is authorized to act on behalf of the Seller who is or may be entitled to any fee, commission, or other compensation or expense reimbursement in connection with the Transactions contemplated by the Transactional Documents.

The Buyer acknowledges and agrees that the Seller neither has made nor makes any representations or warranties with respect to the Transactions other than those specifically set forth in this Agreement.

3.3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller and the Company, as of the date hereof and as of the applicable Closing Date (or as of such other date as may be expressly provided in any representation and warranty) as follows:

(a) Organization and Qualification. The Buyer and its Subsidiary are duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Buyer nor its Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Buyer and its Subsidiary are duly qualified to conduct its respective businesses and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(b) Authorization; Enforcement. The Buyer has the requisite corporate power and authority to enter into and to consummate the Transactions and otherwise to carry out its obligations under the Transactional Documents. The execution and delivery of each of the Transaction Documents by the Buyer and the consummation by it of the Transactions have been duly authorized by all necessary action on the part of the Buyer and no further action is required by the Company in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Buyer and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Buyer and the consummation by the Buyer of the Transactions do not and will not (i) conflict with or violate any provision of the Buyer’s or its Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents as in effect on the date hereof, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Buyer or its Subsidiary debt or otherwise) or other understanding to which the Buyer or its Subsidiary is a party or by which any property or asset of the Buyer or its Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Authority to which the Buyer or the Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Buyer or its Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(d) Consents. The Buyer is not required to obtain any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or instrumentality, domestic or foreign consent, or other Person in connection with the execution, delivery and performance by the Buyer of the Transaction Documents or the consummation of the Transactions contemplated hereby and thereby, other than (i) the Company’s filings required pursuant to SEC or FINRA Rules including FINRA Rule 1017, (ii) such Company filings as are required to be made under applicable state securities laws and (iii) those that have been made or obtained prior to the date of this Agreement.

(e) Proceedings. There are no Proceedings pending, or, to the Buyer’s Knowledge, threatened against the Buyer or its Subsidiary (or any of their respective officers or directors) by or before any Governmental Authority which has had, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer is not subject to any judgments, decrees, injunctions, or orders of any Governmental Authority which have had, or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

(f) Certain Fees. No brokerage or finder's fees or commissions are or will be payable by the Buyer to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions contemplated by this Agreement.

(g) Purchase for Own Account. The Buyer is acquiring the Company Membership Interests as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Company Membership Interests or any part thereof, without prejudice, however, to the Buyer’s right at all times to sell or otherwise dispose of all or any part of such Company Membership Interests in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by the Buyer to hold the Company Membership Interests for any period of time. The Buyer is acquiring the Company Membership Interests hereunder in the ordinary course of its business. The Buyer does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Company Membership Interests.

(h) Buyer’s Status. At the time the Buyer was offered the Company Membership Interests, it was, and as of the date hereof it is an “accredited investor” as defined in Rules 501(a) of Regulation D promulgated under the Securities Act.

(i) Experience of Buyer. The Buyer, either alone or together with its representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Company Membership Interests, and has so evaluated the merits and risks of such investment. Such Buyer is able to bear the economic risk of an investment in the Company Membership Interests and, at the present time, is able to afford a complete loss of such investment.

(j) Access to Information. The Buyer acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the Company’s books and records and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Company Membership Interests and the merits and risks of investing in the Company Membership Interests; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(k) No General Solicitation. The Buyer is not purchasing the Company Membership Interests as a result of any advertisement, article, notice or other communication regarding the Company Membership Interests published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the Knowledge of the Buyer, any other general solicitation or general advertisement.

Each of the Seller and the Company acknowledges and agrees that the Buyer neither has made nor makes any representations or warranties with respect to the Transactions other than those specifically set forth in this Section 3.3.

ARTICLE 4.
COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

4.1. Conduct of Business.

(a) From the date hereof through the Second Closing, except as expressly provided in this Agreement or as otherwise consented to in writing in advance by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall conduct its businesses only in the ordinary course of business consistent with past practice and use all commercially reasonable efforts to (i) perform all of its obligations under all contracts relating to or affecting its properties, assets or business and preserve intact its material assets, current business organizations and material relationships with employees, representatives, agents, independent contractors, product sponsors, clearing firms, customers, suppliers and other third parties, (ii) make all filings, pay all debts, fees and Taxes and other obligations when due and take all other actions necessary to operate the business of the Company as currently operated (collectively, the “Legacy Company Business”), (iii) preserve, in all material respects, the goodwill and relationships with employees, representatives, agents, independent contractors, product sponsors, clearing firms, customers, suppliers and other third parties, (iv) maintain in full force and effect until the Second Closing substantially the same levels of coverage of errors and omissions and other insurance with respect to the assets, operations and activities of the Company as are in effect as of the date of this Agreement, (v) comply in all material respects with all laws and regulations applicable to the Company, (vi) maintain in full force and effect, and comply with, all of the material Permits, (vii) maintain their respective books and records in accordance with past practice, and (viii) promptly notify the Buyer concerning matters of a material nature and otherwise report periodically to the Buyer concerning the status of its business, operations and finances, and consider in good faith the Buyer’s recommendations.

(b) During the period from the date hereof until the Second Closing Date, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall not:

(i) amend or modify the Company’s Organizational Documents;

(ii) issue, sell, transfer, pledge, redeem or grant options or rights to purchase or sell any securities of the Company, or permit any reclassifications of any securities of the Company;

(iii) declare or pay any dividends or distributions on, or make any other distributions in respect of, any equity securities of the Company;

(iv) incur any Indebtedness, make any investment in, or make any loan, advance or capital contribution to, any Person or make any capital expenditure otherwise than in the ordinary course of business consistent with past practice or in an aggregate amount in excess of $50,000;

(v) make materially changes in the accounting methods, principles or practices of the Company, except as required by changes in GAAP, applicable law or interpretations thereof by a Governmental Authority after the date hereof;

(vi) make materially changes in any Tax procedure, practice or Tax election;

(vii) other than in the ordinary course of business consistent with past practice, enter into, modify or amend in any material respect or terminate, release, assign or waive any material rights or claims under, any Material Contract;

(viii) increase or decrease the authorized number of managers or change the number of votes entitled to be cast by any member or members on any matter;

(ix) guarantee any Indebtedness except for trade accounts of the Company arising in the ordinary course of business;

(x) grant, pay or provide to any director, officer, representatives or employees of the Company any severance or termination payments or benefits or any increase in or enhancement to wages, commissions, bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or

(xi)   take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.

4.2. New Business Referred by the Buyer.

(a) From the date of the Initial Closing through the Second Closing (the “Interim Period”), upon the request of the Buyer, the Seller and the Company shall take commercially reasonable efforts to conduct the following businesses referred by the Buyer (the “New Business”):

(i) Subject to approval by the Company’s investment committee, the Company shall act as a placement agent or a selling group member on a best-efforts basis on all financings introduced by the Buyer and shall fully cooperate with the Buyer to consummate such financings. Should the Buyer need any best efforts underwriter or managing broker-dealer in such financings, Digital Offering LLC (“Digital Offering”), an Affiliate to the Company, shall act in that capacity, subject to the approval by Digital Offering’s investment committee;

(ii) Subject to compliance with the Company’s supervisory procedures, the Company shall work with the Buyer to open brokerage and other deposit accounts for Persons introduced by the Buyer;

(iii) The Company shall work with the Buyer to maintain the existing clearing relationship with Axos Clearing LLC (“Axos”) and take all commercially reasonable efforts to renew any existing contract of such nature with Axos prior to the Second Closing, if needed;

(iv) Any cash or other assets contributed by the Buyer to the Company during the Interim Period (the “Buyer Funds”) will remain in one or more newly established Company bank account(s) that require authorization from both an officer of the Buyer and an officer of the Seller for withdrawals prior to the Second Closing and any remaining cash in such bank accounts will remain in the Company following the Second Closing; and

(v) During the Interim Period, the Company shall use the Buyer Funds or otherwise rely on the assets or cash contributed by the Buyer for the operation of New Business and pay all relevant debts, expenses, fees and Taxes and other obligations.

4.3. Excluded Assets and Business. Immediately following the execution of this Agreement and before the Second Closing Date, the Parties shall verify all of the Company’s cash assets as maintained at the Company’s clearing firm or elsewhere, including all cash and cash equivalents, deposits including deposits for the Company’s net capital cash requirements with respect to the Company’s FINRA account, deposits and securities with its clearing brokers, leasing deposits, escrow deposits, and similar arrangements, any present Company Tax credit or rights to Tax refunds for periods prior to the Second Closing Date as of immediately prior to the Second Closing Date. Without limiting the generality of the foregoing, the following assets, rights and properties will be terminated or retained by the Seller upon or after the Second Closing (the “Excluded Assets”):

(a) Secondary Clearing Agreement between the Company and AOS, Inc dba TradingBlock, dated April 5, 2019, which shall be assigned to another brokerage firm or terminated by the Seller or the Company upon the Second Closing;

(b) Customer account(s) attributed to the Company Legacy Business and existing prior to the Second Closing, which shall be moved from any Company clearing relationship to other brokerage firms. The Company may use funds in existing Company bank accounts to cover the costs of moving such accounts to other brokerage firms;

(c) Ownership of “My IPO”, “Ready Round” and “BANQ” brands and any licensing or partnership agreements with such brands;

(d) Any cash in the Company’s bank accounts, clearing deposits, securities and/or warrants attributed to the Company Legacy Business and existing prior to the Second Closing. Any such cash shall be utilized solely for the Company Legacy Business prior to the Second Closing. During the Interim Period, the Seller shall be responsible for funding 100% of the Company Legacy Business, including the utilization of cash existing in the Company’s accounts as of the date of the Initial Closing; and

(e) those Excluded Assets set forth in Annex B hereto.

4.4. Excluded Liabilities. Upon the terms and subject to the conditions of this Agreement, from and after the Second Closing, the Seller shall retain and be responsible to pay, perform and discharge when due, the following Liabilities of the Company (such retained Liabilities, collectively, the “Excluded Liabilities”): (a) any unpaid taxes Liabilities attributed to the Company Legacy Business; (b) any unpaid fees, costs and expenses that are incurred by the Company in connection with this Agreement and the Transactions contemplated by the Transaction Documents; (c) any unpaid Indebtedness or Liabilities of the Company not arising in the ordinary course of business prior to the Second Closing or in connection with the sole operation of the Company Legacy Business; and (d) those Excluded Liabilities set forth in Annex B hereto.

4.5. CMA. Within ten (10) Business Days following the Initial Closing, the Buyer shall give both the Seller and the Company a written notice of its decision to acquire the Second Closing Membership Interests. The Parties shall work together and, within five (5) Business Days following the receipt of the necessary information, including, but not limited to the names and qualifications of the owners and management team, provide written notice to FINRA in the form of a CMA of the proposed change in ownership of more than 25% of the Company as set forth in this Agreement. The CMA will be written by the Seller, reviewed and approved by the Buyer and the Company and submitted to FINRA by the Company. The Buyer and the Seller, with the assistance of Company, will take all reasonable and necessary actions to prepare all necessary documentation in connection with the CMA including a copy of this Agreement, if so required, a description of the Transactions; a proposed amended Form BD, indicating the proposed change in ownership and control of the Company, change of the Company name to a name selected by the Buyer, listing the addition of any new officers and directors, including specifically appropriate disclosure of the resignation of any present licensed persons from association with the Company, a proposed post-transaction organizational chart, proposed written supervisory procedures, an updated business plan, as well as such biographical, regulatory and financial documentation as may be required in accordance with FINRA Rule 1017. The Parties shall exercise their commercially reasonable efforts to expeditiously obtain the FINRA approval. All costs and expenses associated with the preparation, filing and processing of the CMA will be borne by the Buyer.

4.6. Firm Commitment Underwritten Offering; Increase of Net Capital. In connection with the CMA, the Company shall also submit an application to FINRA for the approval to conduct firm commitment underwritten offerings by the Company. If FINRA requires an increase in the Company’s net capital pursuant to Rule 15c3-1 under the Exchange Act (the “Net Capital”) and the Company needs more Net Capital to operate the business in order to obtain FINRA’s approval of the firm commitment underwritten offering or otherwise needs to increase the Net Capital to conduct new businesses referred to the Company by the Buyer after the Initial Closing, the Buyer shall be responsible to provide such capital. All costs and expenses associated with the preparation, filing and processing of the application under this Section 4.6 will be borne by the Buyer.

4.7. Transition Services Agreement. Following the Initial Closing and prior to the Second Closing, each of the Key Individuals shall enter into the Transition Service Agreement with the Company, which shall become effective and conditioned upon the consumption of the Second Closing.

4.8. Publicity. The Seller and the Company, on one hand, and the Buyer, on the other hand, shall be required to receive the written consent of the other prior to issuing the initial press release(s) regarding the Transactions contemplated by this Agreement and any other press releases or otherwise making public announcements with respect to the Transactions contemplated by this Agreement, except as may be required by appliable law and regulations or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange.

4.9. Change of Company Name. Within three (3) months of the Second Closing Date (the “Name Change Date”), the Company shall take commercially reasonable actions necessary to amend its name to such name as determined in the Buyer’s discretion, provided, that such amended name will not contain the word “Cambria” or any other word that may be associated with the Seller or any of its Affiliates.

4.10. No Solicitation of Other Bids.

(a) The Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b) In addition to the other obligations under this Section 4.10, the Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by the Seller or its Representatives) advise the Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Seller agrees that the rights and remedies for noncompliance with this Section 4.10 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer.

4.11. Access to Information; Confidentiality. From the date hereof until the appliable Closing, except for the non-public personal identification information of the customers of the Company or the Seller, the Seller shall, and shall cause the Company to, (a) afford the Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, contracts and other documents and data related to the Company; (b) furnish the Buyer and its Representatives with such financial, operating and other data and information related to the Company as the Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with the Buyer in its investigation of the Company. Any investigation pursuant to this Section 4.11 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Seller or the Company. No investigation by the Buyer or other information received by the Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Seller or the Company in this Agreement. The Buyer, its Affiliates and their respective Representatives shall use their reasonably best efforts to hold, in confidence any and all information, whether written or oral, concerning the Company and the Seller, except to the extent that the Buyer can show that such information (a) is generally available to and known by the public through no fault of the Buyer, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Buyer, any of its Affiliates or their respective Representatives from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

4.12. Tax Matters.

(a) Without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not (and, prior to the Second Closing, the Seller shall cause the Company, its Affiliates and their respective Representatives not to) make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Buyer or the Company in respect of any Post-Closing Tax Period. The Seller agrees that the Buyer is to have no liability for any Tax resulting from any action of the Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless the Buyer (and, after the Second Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and other Transactional Documents) shall be borne and paid by the Seller when due. The Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary).

(c) The Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Second Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Second Closing Date (taking into account any extensions), provided, however, the Buyer shall reimburse the Seller for all paid Taxes attributable to the operation of New Business during any Pre-Closing Tax Period. The Seller shall prepare all such Tax Returns in accordance with past practice (unless otherwise required by applicable law). The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Second Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period (as defined below). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable law) and, if it is an income or other material Tax Return, shall be submitted by the Buyer to the Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least thirty (30) Business Days prior to the due date (including extensions) of such Tax Return. If the Seller objects to any item on any such Tax Return, it shall, within five (5) Business Days after delivery of such Tax Return, notify the Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyer and the Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Buyer and the Seller are unable to reach such agreement within five (5) Business Days after receipt by the Buyer of such notice, the disputed items shall be resolved by the independent accountant of the Company (the “Independent Accountant”) and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within five (5) Business Days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by the Buyer and the Seller. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Buyer.

(d) The Seller shall terminate or cause to be terminated any and all existing Tax sharing agreements (whether written or not) binding upon the Company as of the Second Closing Date. After the Second Closing, none of the Company, the Seller nor any of the Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

(e) In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Second Closing Date (each such period, a “Straddle Period”), the portion of any such taxes that are treated as Pre-Closing Taxes (as defined below) for purposes of this Agreement shall be calculated based upon, or related to, income, receipts, profits, wages, capital or net worth arising out of, with respect to or by reason of the operation of the Company Legacy Business prior to the Second Closing Date. The Seller and the Buyer shall corporate and negotiate in good faith and use their reasonable best efforts to make such calculation.

(f) The Seller shall indemnify the Buyer and its Affiliates (including, from and after the Second Closing, the Company and its Affiliates) from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.1(s); (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Section 4.12; (c) all Taxes of the Company attributable to the Company Legacy Business for all Pre-Closing Tax Periods (“Pre-Closing Taxes”); (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Second Closing Date by reason of a liability under Treasury Regulations Section 1.1502-6 or any comparable provisions of foreign, state or local law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Second Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Seller shall reimburse the Buyer for any Taxes of the Company that are the responsibility of the Seller pursuant to this Section 4.12(f) within ten (10) Business Days after payment of such Taxes by the Buyer or the Company. Any indemnification payments pursuant to this Section 4.12(f) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by applicable law.

(g) The Buyer agrees to give written notice to the Seller of the receipt of any written notice by the Company, the Buyer or any of the Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Proceeding, in respect of which an indemnity may be sought by the Buyer pursuant to this Section 4.12 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that the Buyer shall obtain the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that the Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Seller.

(h) The Seller and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Section 4.12 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each of the Seller and the Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Second Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Second Closing Date, the Seller or the Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

(i) The Parties acknowledge and agree that for federal (and applicable state and local) income Tax purposes (i) the Initial Closing Purchase Price shall be treated as a good faith deposit with respect to the Buyer’s acquisition of the Company, (ii) the Initial Closing Membership Interests (A) are transferred in title only and do not constitute beneficial ownership in the Company, (B) do not entitle the Buyer to any rights or powers of a member of the Company (including any voting rights), and (C) do not entitle the Buyer to receive distributions or receive allocations of income, gain, loss, deduction or credit of the Company, and (iii) the transfer of the Second Closing Membership Interests at the Second Closing shall be treated as a transfer of 100% of the beneficial ownership of the Company from the Seller to the Buyer, which is treated as a taxable acquisition of assets of the Company by the Buyer (collectively, the “Intended Tax Treatment”). The Buyer and the Seller shall allocate the Purchase Price (and the amount of assumed liabilities to the extent required by applicable law) among the assets of the Company for U.S. federal and applicable state and local income Tax purposes in accordance with Sections 1060 and 338(b)(5) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (the “Allocation”). The Seller shall provide a copy of the Allocation to the Buyer after the Second Closing. If Seller notifies the Buyer in writing that the Seller objects to one or more items reflected in the Allocation, the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the Allocation within fifteen (15) Business Days following the Seller’s notification of objection, such dispute shall be resolved by the independent accountant of the Company. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Buyer. Except as otherwise required by law, the Buyer, the Seller, and the Company (i) will not take a position on any Tax Return or in any legal proceeding inconsistent with the Intended Tax Treatment and the Allocation, and (ii) shall file all Tax Returns and forms consistent with the Intended Tax Treatment and the Allocation.

(j) Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.1(s) and this Section 4.12 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

(k) To the extent that any obligation or responsibility pursuant to Article 7 may overlap with an obligation or responsibility pursuant to this Section 4.12, the provisions of this Section 4.12 shall govern.

ARTICLE 5.
CONDITIONS PRECEDENT TO CLOSING

5.1. Conditions Precedent to Each Party’s Obligations. The obligations of each Party to consummate the Transactions contemplated hereby in connection with the Initial Closing and the Second Closing shall be subject to the satisfaction or waiver by the Buyer and the Seller, at or before the applicable Closing, of each of the following conditions:

(a) Requisite Consents. All consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions contemplated by this Agreement shall have each been obtained or made;

(b) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction that prohibits the consummation of any of the Transactions contemplated by the Transaction Documents;

(c) No Litigation. No Proceeding shall have been commenced by or before any Governmental Authority against either Party hereto seeking to restrain or materially and adversely alter the Transactions; and

(d) As to the Second Closing only:

(i) the Company shall have obtained the approval by FINRA of the Rule 1017 Application; and

(ii) the Company shall have obtained the approval by FINRA to act as an underwriter in any firm commitment underwritten offering.

5.2. Conditions Precedent to the Obligations of the Buyer. In addition to the conditions specified in Section 5.1, the obligations of the Buyer to consummate the Transactions contemplated hereby in connection with the Initial Closing and the Second Closing shall be subject to the satisfaction or waiver by the Buyer, at or before the applicable Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and the Seller contained herein shall be true and correct in all material respects as of the date when made and as of the applicable Closing as though made on and as of such date (other than any representation and warranty expressly made as of a specific earlier date, which shall have been true and correct in all material respects as of such earlier date);

(b) Performance. All obligations, covenants and agreements of the Company and the Seller required to be performed at or prior to the applicable Closing shall have been performed, satisfied and complied in all material respects;

(c) Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect or a material adverse change with respect to the Company and the Seller, taken as a whole; and

(d) Company Deliverables. The Company and the Seller shall have delivered the Company’s Initial Closing Deliverables in accordance with Section 2.5(b) or the Company’s Second Closing Deliverables in accordance with Section 2.6(b) at or prior to the applicable Closing.

5.3. Conditions Precedent to the Obligations of the Company and the Seller. In addition to the conditions specified in Section 5.1, the obligations of the Company and the Seller to consummate the Transactions contemplated hereby in connection with the Initial Closing and the Second Closing shall be subject to the satisfaction or waiver by the Seller or the Company, at or before the applicable Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and correct in all material respects as of the date when made and as of the applicable Closing as though made on and as of such date (other than any representation and warranty expressly made as of a specific earlier date, which shall have been true and correct in all material respects as of such earlier date);

(b) Performance. All obligations, covenants and agreements of the Buyer required to be performed at or prior to the applicable Closing shall have been performed, satisfied and complied in all material respects;

(c) Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect or a material adverse change with respect to the Buyer; and

(d) Buyer Deliverables. The Buyer shall have delivered the Buyer’s Initial Closing Deliverables in accordance with Section 2.5(a) or the Buyer’s Second Closing Deliverables in accordance with Section 2.6(a) at or prior to the applicable Closing.

5.4. Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article 5 to be satisfied if such failure was caused by the failure of such Party or its Affiliates to act in good faith or to use its reasonable best efforts to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE 6.
TERMINATION

6.1. Termination. This Agreement may be terminated at any time prior to the Second Closing:

(a) by mutual written consent of the Parties hereto;

(b) by any Party, by written notice to the other Parties, if either of the Initial Closing or the Second Closing should not have occurred by December 31, 2024 (the “Outside Date”) for any reason unless the Outside Date is extended by the mutual written consent of the Parties; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any Party whose action or failure to act constitutes a material breach of this Agreement which has been a principal cause of or resulted in the failure of the appliable Closing to occur on or before the Outside Date;

(c) by any Party, by written notice to the other Parties, if (i) there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or (ii) a Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction, judgment, or ruling, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, which order, decree, ruling or injunction is final and non-appealable; provided, however, that the right to terminate under this Section 6.1(c) shall not be available to any Party whose material breach of this Agreement has been the principal cause of such action;

(d) by the Buyer upon a breach of any representation, warranty, covenant or agreement on the part of the Seller or the Company set forth in this Agreement, or if any representation or warranty of the Seller or the Company shall have become untrue, in either case such that the conditions set forth in Article 5 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach, inaccuracy or failure is curable by the Seller or the Company, as applicable, prior to the Outside Date, then Buyer may not terminate this Agreement under this Section 6.1(d) for twenty (20) days after delivery of written notice from the Buyer to the Seller and the Company of such breach, inaccuracy or failure (it being understood that the Buyer may not terminate this Agreement pursuant to this Section 6.1(d) if it shall have materially breached this Agreement).

(e) by the Seller upon a breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue, in either case such that the conditions set forth in Article 5 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach, inaccuracy or failure is curable by the Buyer, prior to the Outside Date, then the Seller may not terminate this Agreement under this Section 6.1(e) for twenty (20) days after delivery of written notice from the Seller to the Buyer of such breach, inaccuracy or failure (it being understood that the Seller may not terminate this Agreement pursuant to this Section 6.1(e) if it or the Company shall have materially breached this Agreement).

6.2. Effects of Termination.

(a) In the event of termination of this Agreement by any Party as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party, except that Section 4.8 [Publicity], this Section 6.2 [Effects of Termination], Section 7.1 [Survival] and Article 8 [Miscellaneous] shall survive such termination; provided, that in the event this Agreement is terminated pursuant to Section 6.1(b) after the Initial Closing but prior to the Second Closing, the Buyer shall have the right to sell the Initial Closing Membership Interests back to the Seller at a discounted price of $100,000 within five (5) Business Days after the termination.

(b) For the avoidance of doubt, if a termination of this Agreement occurs after the Initial Closing, (i) such termination shall not have any effect on any liability or obligation on the part of any Party with respect to the sale and purchase of the Initial Company Membership Interests; (ii) there shall be no further obligations under this Agreement on the part of any Party with respect to the Second Closing; (iii) any capital funded by the Buyer during the Interim Period that has not be utilized to further undertakings proposed by the Buyer during the Interim Period shall be returned to the Buyer and any securities or deposit account opened for Persons referred to the Company by the Buyer shall be closed and any remaining securities and cash in such accounts shall be returned to the account holder should the account holder chose to do so. Notwithstanding anything to the contrary herein, no termination pursuant to Article 6 shall relieve any Party from liability for any damages resulting from or arising out of any intentional breach of this Agreement prior to such termination.

ARTICLE 7.
INDEMNIFICATION

7.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.1(s) which are subject to Section 4.12) shall survive each Closing and shall remain in full force and effect until the date that is eighteen (18) months from the applicable Closing; provided, that the representations and warranties in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(d), Section 3.1(e), Section 3.1(f), Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.3(a), Section 3.3(b), Section 3.3(c), and Section 3.3(d) shall survive indefinitely. All covenants and agreements of the Parties contained herein shall survive the applicable Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted by the Buyer in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Buyer to either the Seller or the Company prior to the expiration date of the applicable survival period (whether or not formal legal action shall have been commenced based upon such claim), shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

7.2. Indemnification By the Seller. Subject to the other terms and conditions of this Article 7, the Seller shall indemnify the Buyer and its employees, officers, directors and Affiliates (including, following the Second Closing, the Company) (collectively, the “Indemnified Parties”) against, and shall hold the each of the Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Seller or the Company contained in this Agreement (including all schedules and exhibits hereto) or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller or the Company pursuant to this Agreement;

(c) any Transaction Expenses outstanding as of the appliable Closing or Indebtedness of the Company incurred prior to the Second Closing that is not related to the Company New Business;

(d) any Proceeding or regulatory examination relating to the operation of the Company Legacy Business as conducted prior to the Second Closing or in connection with or arising from any activities or inactivities of any Representative of the Company that is not related to the Company New Business; or

(e) any Proceeding, including any counterclaims, arising from or in connection with the Seller’s efforts, including but not limited to, to recover upon any debt, note or loan agreement with any past and/or present Representative of the Company.

7.3. Certain Limitations. Notwithstanding the foregoing, the Seller shall not be liable to the Indemnified Parties for indemnification under Section 7.2 until the aggregate Losses exceeds $25,000 (the “Floor”), in which event the Seller shall be required to pay or be liable for all Losses in excess of the Floor, provided, however, the limitations set forth in this Section 7.3 shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(d), Section 3.1(e), Section 3.1(f), Section 3.2(a), Section 3.2(b), Section 3.2(c), and Section 3.2(d). For purposes of this Article 7, (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.4. Procedures Relating to Indemnification. Subject to the other terms and conditions of this Article 7, the Seller shall indemnify the Buyer and its employees, officers, directors and Affiliates (including, following the Second Closing, the Company) (collectively, the “Indemnified Parties”) against, and shall hold the each of the Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article 7 in respect of, arising out of or involving a claim or demand made by any Person (other than a Party hereto or Affiliate thereof) against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall notify the Seller in writing (in reasonable detail taking into account the information then available to such Indemnified Party) of the Third-Party Claim promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party or parties shall have been actually and materially prejudiced as a result of such failure. The Indemnified Party shall deliver to the Seller, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.

(b) If a Third-Party Claim is made against an Indemnified Party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the Indemnified Party therefor, it may assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnified Party (which counsel shall not, except with the written consent of the indemnified party, be counsel to the indemnifying party). After notice from the indemnifying party to the Indemnified Party of its election to assume the defense of such action, except as provided herein, the indemnifying party shall not be liable to the Indemnified Party under this Article 7, for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such action; provided, however, that any Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense of such action but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment thereof has been specifically authorized in writing by the indemnifying party in the case of a claim for indemnification under Section 7(a), (ii) such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of the action or the indemnifying party does not diligently defend the action after assumption of the defense, in which case, if such Indemnified Party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of (or, in the case of a failure to diligently defend the action after assumption of the defense, to continue to defend) such action on behalf of such Indemnified Party and the indemnifying party shall be responsible for legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense of such action; provided, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time any such Indemnified Party (in addition to any local counsel), which firm shall be designated in writing by the Buyer. No indemnifying party shall, without the prior written consent of the Indemnified Parties (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise or consent to the entry of judgment with respect to any pending or threatened action or any claim whatsoever, in respect of which indemnification or contribution could be sought under this Section 7 (whether or not the Indemnified Parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article 7 other than a claim in respect of, arising out of or involving a Third-Party Claim, such Indemnified Party shall notify the Seller in writing making specific reference to this Section 7.4(c), and in reasonable detail (taking into account the information then available to such Indemnified Party), of such claim promptly after becoming aware of the existence of such claim; provided, however, that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. If the indemnifying party does not respond to such notice within thirty (30) days after its receipt, it will have no further right to contest the validity of such claim and the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.5. Mitigation. The Parties hereto shall cooperate with each other with respect to resolving any claim or liability with respect to which the indemnifying party is obligated to indemnify an Indemnified Party pursuant to this Article 7, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; provided, however, that such Party shall not be required to make such efforts if they would be detrimental in any material respect to such Party.

ARTICLE 8.
MISCELLANEOUS

8.1. Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Transactions contemplated hereby and thereby shall be paid by the Party incurring such expenses whether or not the Transactions are consummated.

8.2. Entire Agreement. The Transaction Documents, together with the exhibits, annexes and schedules thereto, contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits, annexes and schedules.

8.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party) or electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending Party and the sending Party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient) at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the time of transmission, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party) or electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending Party and the sending Party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient) on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on their respective Parties signature page hereto.

8.4. Amendments; Waivers;. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Parties hereto, or, in the case of a waiver, by the Party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

8.5. Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party. This Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement or any other Transaction Documents.

8.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither of the Parties hereto may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties to this Agreement.

8.7. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Article 7 and Section 4.12.

8.8. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflicts of law thereof. Each Party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a Party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the Utah Courts. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the Utah Courts for the adjudication of any dispute hereunder or in connection herewith or with any Transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Utah Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each Party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any Proceeding arising out of or relating to this Agreement or the Transactions contemplated hereby or thereby. If either Party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other Party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

8.9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

8.10. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Party will be entitled to specific performance under the Transaction Documents. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.11. Further Assurances. Each of the Parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments, and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions contemplated hereby.

8.12. Execution. This Agreement may be executed and delivered (including by facsimile transmission and electronic mail attaching a portable document file (.pdf)) in one or more counterparts and all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or electronic mail attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic mail attached signature page were an original thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Membership Interest Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SEller

CAMBRIA ASSET MANAGEMENT, INC.

By:	/s/ Gordon McBean
Name:	Gordon McBean
Title:	Chief Executive Officer

ADDRESS FOR NOTICE

c/o:	Cambria Asset Management, Inc
Street:	488 E Winchester St, Ste 200
City/State/Country/Zip:	Salt Lake City, UT 84107
Attention:	Gordon McBean
Fax:	(801) 320-9610
Email:	gmcbean@cambriacapital.com

IN WITNESS WHEREOF, the Parties hereto have caused this Membership Interest Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

company

CAMBRIA capital, LLC.

By:	/s/ Gordon McBean
Name:	Gordon McBean
Title:	Chief Executive Officer

ADDRESS FOR NOTICE

c/o:	Cambria Capital, LLC
Street:	488 E Winchester St, Ste 200
City/State/Country/Zip:	Salt Lake City, UT 84107
Attention:	Gordon McBean
Fax:	(801) 320-9610
Email:	gmcbean@cambriacapital.com

IN WITNESS WHEREOF, the Parties hereto have caused this Membership Interest Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

buyer

solowin holdings

By:	/s/ Shing Tak Tam
Name:	Shing Tak Tam
Title:	Chief Executive Officer

ADDRESS FOR NOTICE

c/o:	SOLOWIN HOLDINGS
Street:	Room 1910-1912A, Tower 3, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui
City/State/Country/Zip:	Kowloon, Hong Kong
Attention:	Shing Tak Tam
Fax:	(852) 3428-3660
Email:	thomas@solomonwin.com.hk

IN WITNESS WHEREOF, the Parties hereto have caused this Membership Interest Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Only as to Section 4.2(a)(i) herein:

digital offering llc

By:	/s/ Gordon McBean
Name:	Gordon McBean
Title:	Chief Executive Officer

ADDRESS FOR NOTICE

c/o:	Digital Offering LLC
Street:	1461 Glenneyre St., Suite D
City/State/Country/Zip:	Laguna Beach, CA 92651
Attention:	Gordon McBean
Fax:	(866) 209-1386
Email:	gmcbean@digitaloffering.com

EXHIBIT A

Company’s Disclosure Schedules

Annex A

Key Individuals

Gordon McBean

Shane Philbrick

Joel Vanderhoof

Annex B

Excluded Assets and Liabilities

Excluded Assets:

Any furniture, art, plants, computers, equipment or personal belongings in the Salt Lake City Office or in any other location occupied by current Cambria Management and/or representatives.

Excluded Liabilities:

N/A